Exhibit 99.1

WARWICK VALLEY TELEPHONE COMPANY DECLARES
DIVIDEND

(Warwick, NY, October 23, 2007) The Board of Directors of the Warwick Valley Telephone Company (Nasdaq: WWVY) declared a regular quarterly dividend of $0.20 per share on the Company’s Common Shares. The dividend is payable on December 31, 2007 to shareholders of record as of December 20, 2007.

In addition, the Board of Directors declared the regular quarterly dividend of $1.25 per share on the outstanding 5,000 shares of the Company’s 5% Preferred Shares to be paid on December 31, 2007 to shareholders of record as of December 20, 2007.

Warwick Valley Telephone Company is a full service telecommunications company operating in southern Orange County, N.Y. and portions of northwestern N.J. Through its subsidiaries and affiliated companies, Warwick Valley Telephone Company offers local, long distance, Internet and Video Services.

Contact:	Warwick Valley Telephone Co. Duane W. Albro President & CEO (845) 986-2100